Trulieve Announces Appointment of Marie Zhang as Chief Operating Officer

Tallahassee, Fla. – January 12, 2024 – Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the U.S., today announced the appointment of Marie Zhang as Chief Operating Officer, effective January 29, 2024. Ms. Zhang has over 25 years’ experience in operational roles for private and public companies including Blaze Pizza, Focus Brands, Yum! Brands, and ConAgra Foods.
“Ms. Zhang has amassed extensive supply chain and leadership experience serving in C-suite and senior executive levels at various global companies in the agriculture, CPG, multi-unit retail, and restaurant industries,” said Kim Rivers, CEO of Trulieve. “Her experience navigating complex regulatory and logistical challenges while managing rapid growth is especially valuable to Trulieve as we prepare for the next wave of catalysts.”

“I am excited to join the Trulieve team at this pivotal time in the Company’s history,” said Ms. Zhang. “With so many opportunities ahead, I am confident that my contributions will drive meaningful growth and improvement as Trulieve and the industry continue to evolve and mature.”

About Trulieve
Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S., with leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

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Investor Contact
Christine Hersey, Vice President of Investor Relations
+1 (424) 202-0210
Christine.Hersey@Trulieve.com

Media Contact
Phil Buck, Corporate Communications Manager
+1 (406) 370-6226
Philip.Buck@Trulieve.com